Exhibit 99.1

Epic Bancorp
851 Irwin Street
San Rafael, CA 94901
(415) 460-2760

For Immediate Release	Contact:	Kit Cole
kcole@tambank.com
415-460-2760
Mark Garwood
mgarwood@tambank.com
415-454-1212

Tamalpais Bank Wins Award from Marin Economic Commission

San Rafael, CA—Nov. 22, 2004—Tamalpais Bank, a subsidiary of Epic Bancorp (NASDAQ:EPIK), received the Business Achievement Award from the Marin Economic Commission at the organization’s sixth annual luncheon ceremony on November 19, 2004.

The award recognizes the business that contributed to a “vibrant and sustainable Marin County economy,” according to the Commission.

Tamalpais Bank was cited specifically for opening four new branches, each of which includes a community room, during the past two years in Marin, and its support of more than 150 non-profit Marin organizations.  The Bank was also praised for “its response to underserved markets and small businesses.”

“We are very honored to be singled out by the Marin Economic Commission,” said Kit Cole, co-CEO of the Bank.  “We are proud to be an integral part of Marin County and have at our core the belief that businesses should give back to their community.”

Tamalpais Bank currently operates five full-service branches in Marin County, located in Mill Valley, Greenbrae, San Anselmo, central San Rafael and in Terra Linda at the Northgate Shopping area.

“Throughout our history,” said Ms. Cole, “we have been an active participant in charities and educational groups in the County.  We are committed to providing our customers and the community at large with a bank that balances its charitable commitment with a real full service, local banking alternative.”

The Commission noted that Tamalpais Bank had a “47 percent increase in employees during the past two years and had also launched a Small Business Lending Division and received Small Business Administration (SBA) authority to approve, fund and service guaranteed government loans under the SBA 7A program.”

“We are the only lender headquartered in Marin County,” said Mark Garwood, Bank co-CEO, “that is authorized to approve, fund and service these loans.”   Tamalpais Bank also received a rating of Outstanding from the

Epic Bancorp

Press Release

November 22, 2004

Federal regulators for its compliance with the Community Reinvestment Act because of the Bank’s record of lending to low and moderate-income borrowers and businesses with less than $1 million in annual revenues.

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program.

About Epic Bancorp

Epic Bancorp, based in San Rafael, CA, is the holding company of Tamalpais Bank, which operates five full-service branches in Marin County.  The Company had $402 million in assets and $243 million in deposits for the period ended September 30, 2004.  Shares of the Company’s common stock are traded on the NASDAQ Small Cap Market System under the symbol EPIK.  For additional information, please contact Ms. Cole at (415)-460-2760 or Mr. Garwood at (415) 454-1212.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged;(5) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties.  Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.